Exhibit 99

Media	Investors
Melissa Murray	Jim Rowe
415-396-4417	415-396-8216

WELLS FARGO TO REDUCE QUARTERLY COMMON STOCK DIVIDEND

Preserves $5 billion annually to strengthen balance sheet, grow Company

Strong quarter-to-date operating results

Wachovia merger integration fully on-track

Reconfirms merger expense saves

San Francisco, March 6, 2009 – Wells Fargo & Company (NYSE: WFC) announced today that its Board of Directors will reduce the quarterly common stock dividend from $.34 to $.05 per share. The next dividend is expected to be declared in April 2009. This reduction will enable the Company to retain an additional $5 billion in common equity each year.

“This was a very difficult decision but it’s absolutely right for our Company and our shareholders because it will further strengthen our ability to grow market share and to continue our long track record of profitable growth,” said President and CEO John Stumpf. “We will return to a more normalized dividend level as soon as practical. We have among the most loyal shareholders in America – individuals and institutions alike – and we’ve always recognized the value of dividends. Operating results for the first two months of the year are strong. Our ability to grow market share in this environment and to benefit from new business opportunities remains second to none. Our merger with Wachovia is on track and we remain as optimistic as ever about its potential benefits for all our stakeholders.”

Chief Financial Officer Howard Atkins said, “In the current environment, the ability to generate capital organically is more important than ever. The best way to build capital is to earn it, which is what we’ve done for many years and continue to do in this quarter. The dividend reduction will enable us to reinvest approximately $5 billion per year in our businesses at a time when we can profitably gain market share for the long term while creating a larger capital cushion in the near term to protect against a more adverse credit cycle if it occurs. Our business model and our performance to date confirm that we’re uniquely positioned to profitably build market share. Our strong operating results for the first two months of 2009 have been driven by continued growth in lending, deposits and mortgage volumes. Mortgage originations for the first two months alone were $59 billion, exceeding in two months the exceptionally strong fourth quarter of 2008, and mortgage applications were $107 billion. Our capital position, adjusted for risk, is near the top of our peer group. At December 31, 2008, stockholders’ equity was $99 billion with Tier 1 Capital at 7.84 percent – 30 percent above the 6 percent regulatory minimum for well-capitalized banks. Our tangible common equity was $36 billion, 2.86 percent of tangible assets and 3.32 percent of regulatory risk-weighted assets. These ratios are after significantly reducing the risk in the Wachovia loan and securities portfolios, about half of the combined balance sheet of the new Wells Fargo. By immediately writing down loans and securities at Wachovia through purchase accounting adjustments at close, we have already significantly reduced the risk of loss to tangible common equity. Since these losses have already been recognized, our future earnings will be higher and therefore tangible common equity can now grow faster. Adjusted for the fact that we already accounted for these future losses, our tangible common equity as a percent of regulatory risk-weighted assets would have been 5.2 percent at December 31, 2008. While many factors affect capital, the $5 billion of additional retained earnings from the dividend reduction is the equivalent of about a 40 basis point improvement to our tangible common equity ratio.

The Wachovia merger is proceeding as planned and is on track. We’re on track to achieve $5 billion in annual merger-related expense savings which will be fully realized upon completion of the integration and we have already begun to realize these savings. We also expect that total merger integration costs will be lower than originally projected because certain costs, such as those associated with contract terminations, retention payments and building exit costs are coming in lower than originally expected. In addition to expense savings from consolidating the two banks, we now expect newly identified expense management initiatives to reduce 2009 expenses by $2 billion, starting in the second quarter. ”

Stumpf continued, “The U.S. Treasury’s Capital Purchase Program investment is generating a return for the U.S. taxpayer – at significant cost to the Company. The actions we’re taking every day to build our Company and to strengthen our balance sheet – including the dividend and expense reductions announced today – are the right thing to do in any event for our shareholders, customers, and team members and these actions will help us repay the government’s investment at the earliest practical date.”

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future common stock dividends and our future financial results and condition, including statements about our ability to profitably grow market share in the future, our ability to grow tangible common equity in the future, the anticipated cost saves and other financial benefits of the Wachovia merger and expected merger expenses compared with previous estimates. Forward-looking statements give our expectations for the future. They speak only as of the date of this news release, and we do not undertake to update them to reflect changes that occur after that date. There are a number of factors that could cause results to differ significantly from our expectations, including further declines in home prices and increases in unemployment and continued disruption and volatility in the financial and credit markets. For a discussion of these and other factors that could cause results to differ from our expectations, refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission and available at www.sec.gov. This news release also contains statements about our first quarter 2009 performance to date. This performance is not necessarily indicative of our future financial results and condition for future periods including as of and for the quarter ended March 31, 2009.

Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 11,000 stores, over 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. has the highest credit rating currently given to U.S. banks by Moody’s Investors Service, “Aa1,” and Standard & Poor’s Ratings Services, “AA+.”

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